Exhibit 10.57
EXECUTIVE EMPLOYMENT AGREEMENT
This EXECUTIVE EMPLOYMENT AGREEMENT is effective as of the date signed as entered with signature by the Company on its last page (the “Agreement”), by and between Digital Recorders, Inc. (the “Company” or “DRI”) with principal offices at 5949 Sherry Lane; Suite 1050, Dallas, TX 75225, and Ms. Kathleen Oher; 12103 Talmay; Dallas, Texas 75230 (the “Executive”).
WHEREAS, Executive and Company desire to establish an Employment Agreement in which Executive is receiving compensation, benefits and other consideration, and in which Company is receiving benefits and consideration, related to professional employment, non-competition and non-disclosure;
NOW THEREFORE, in consideration of the foregoing premises and mutual covenants herein contained, the parties hereto agree as follows:
1.	Employment: The Company agrees to employ Executive and Executive agrees to serve Company as its Vice-President and Chief Financial Officer (“CFO”).

2.	Position and Responsibilities: The Executive shall exert best efforts and devote full time and attention to the affairs of the Company. Executive shall have the authority and responsibility given by the general direction, approval, and control of the President and Chief Executive Officer of the Company subject to the restrictions, limitations, policy and guidelines set forth by the Board of Directors of the Company.

3.	Term of Employment: The term of Executive’s employment under this Agreement shall be deemed to have commenced on the effective date as stated above, and shall continue until one year thereafter (the “Initial Term”), subject to extension or termination as provided in this Agreement. Provided Executive is in compliance with all obligations of this Agreement, the term of Executive’s employment shall be automatically extended for additional one-year terms upon expiration of the initial Term unless either party to this Agreement receives 90 days’ prior written notice from the other electing not to so extend. Compensation shall be that set forth in Section 5 hereof, unless other provisions override.

4.	Duties: During the period of employment hereunder and except for illness, specified vacation periods, and reasonable leaves of absence, Executive shall devote her full attention and skill to the business and affairs of the Company and its affiliates. The duties will be such as those typical to the position as first named in paragraph #1 above.

5.	Compensation: Commencing on the date at which Executive reports for full-time work under this agreement, Company shall pay to Executive, as compensation for services, the sum of $190,000 per year, payable semi-monthly. In addition, Executive shall receive such additional compensation and/or bonuses or stock options as may be set by the President and Chief Executive Officer of the Company in accordance with policy set by the Human Resources and Compensation Committee of the Board of Directors of the Company.

6.	Special Compensation Provision: In the event of occurrence of a “triggering event”, which shall be defined to include:
(i)	a change in ownership in one or a series of transactions of 50% or more of the outstanding shares of the Company; or,

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(ii)	merger, consolidation, reorganization or liquidation of the Company;
and, following such triggering event, Executive’s services are terminated by the Company or the Executive’s duties or authority are substantially diminished, Executive shall receive lump sum compensation equal to one (1) times Executive’s annual base compensation and incentive or bonus payments, if any, as shall have been paid (or if the time of employment is less that twelve months at time of trigger event then the annual base compensation rate shall apply) to Executive during Company’s most recent 12-month period within 30 days of the triggering event. If the total amount of such lump sum compensation were to exceed three (3) times Executive’s base compensation amount (defined as being the average annualized taxable compensation of Executive for the five (5) years, or fraction thereof, preceding the year in which the triggering event occurs), Company and Executive agree to reduce such lump sum compensation to be received by Executive in order to avoid imposition of the golden parachute tax, as provided in the Tax Reform Act of 1984, as amended by the Tax Return Act of 1986.

In the event Executive is required to hire counsel to negotiate on Executive’s behalf in connection with termination or resignation from the Company upon the occurrence of a triggering event, specifically in order to enforce the rights and obligations of the Company as provided in this paragraph number six (6), the Company shall reimburse to Executive all reasonable attorneys’ fees which may be expended by Executive in seeking to enforce the terms of Agreement. Such reimbursement shall be paid every 30 days after Executive provides copies of invoices from Executive’s counsel to Company. Such invoices may be redacted to preserve attorney-client privilege, client confidentiality, or work product.
7.	Expense Reimbursement: Company will reimburse Executive for all reasonable and necessary expenses including travel expenses, reasonable entertainment expenses, and reasonable expenses related to Professional Organizations and continuing education both as appropriate to the position as incurred by Executive in carrying out duties under this Agreement. Executive shall present to Company each month an account of such expenses in form reasonably required by Company.

8.	Insurance Coverage: Executive will be entitled to participate in Company’s employee group insurance programs on the same basis as other executives of Company similarly situated. Additionally, Executive will be included in the Directors and Officers Insurance Coverage of the Company.

9.	Vacation Time & Holidays: Executive shall be entitled each year to a reasonable vacation in accordance with established practices of Company, and paid Holidays, now or hereafter in effect for its executive personnel, during which time Executive’s base compensation shall be paid in full.
10.	Benefits Payable on Disability: If Executive becomes disabled from properly performing services under this Agreement by reason of illness or other physical or mental incapacity, Company shall continue to pay Executive’s then current base compensation for the first three (3) months of such continuous disability commencing with the first date of such disability. Notwithstanding any other provision in this paragraph number ten (10), Company payments under this clause will be limited to that amount necessary, if any, to combine with any Disability Insurance payments (regardless of source), such as to equal Executives base compensation payments stated in Paragraph number five (5).
11.	Obligations of Executive During and After Employment:
(a)	Executive agrees during the terms of employment under this Agreement, to engage in no other business or activities, directly or indirectly, which detract from the success of

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Company or which are competitive with or which might place Executive in a competing position to that of Company, or any affiliated company.
(b)	Executive realizes that during the course of employment under this Agreement, Executive will have produced and/or have access to confidential business plans, information, business opportunity records, notebooks, data, formula, specifications, trade secrets, customer lists, account lists and secret inventions and processes of Company and its affiliated companies. Therefore, during or subsequent to Executive’s employment by Company, or by an affiliated company, Executive agrees to hold in confidence and not to directly or indirectly disclose or use or copy or make lists of any such information, except to the extent authorized in writing by Company. All records, files, business plans, documents, equipment and the like, or copies thereof, relating to Company’s business, or the business of an affiliated company, which Executive shall prepare, or use, or come into contact with, shall remain the sole property of Company, or of an affiliated company, and shall not be removed from the Company’s or the affiliated company’s premises without its written consent, and shall be promptly returned to Company upon termination of employment with Company and its affiliated companies. The restrictions and obligations of Executive set forth in this Section 11(b) shall not apply to:
(i)	information that is or becomes generally available and known to the industry or general public (other than as a result of a disclosure directly or indirectly by Executive); or,
(ii)	information that was known to Executive prior to Executive’s employment by Company or its predecessor.
(c)	Because of employment by Company, Executive shall have access to trade secrets and confidential information about Company, its business plans, its business accounts, its business opportunities, its expansion plans, and its methods of doing business. Executive agrees that for a period of one (1) year after termination or expiration of employment, Executive will not, directly or indirectly, compete with Company in its then present business, including, but without limitation, accepting employment or consulting with any company or business that competes with the Company, or its anticipated lines of business.

(d)	In the event a court of competent jurisdiction finds any provision of this Section 11 to be so over-broad as to be unenforceable, such provision shall be reduced in scope by the court, but only to the extent deemed necessary by the court, to render the provision reasonable and enforceable, it being Executive’s intention to provide Company with the broadest protection possible against harmful competition.
12.	Termination for Cause by the Company: The Company may, without liability, terminate Executive’s employment hereunder for cause at any time upon written notice from the President and Chief Executive Officer of Company specifying such cause, and thereafter Company’s obligations under this Agreement shall cease and terminate; provided, however, that such written notice shall not be delivered until after the President and Chief Executive Officer shall have given Executive written notice specifying the conduct alleged to have constituted such cause and the Executive has failed to cure, if curable, such conduct to the complete satisfaction of Company.

Grounds for termination “for cause” may be, but are not limited to, one or more of the following:
(a)	A willful breach of a material duty by Executive during course of employment; or,

(b)	Habitual neglect of a material duty by Executive; or,

(c)	Actions which place Company in a materially unfavorable public relations or regulatory position; or,

(d)	Action or inaction by Executive which places Company in circumstances of financial peril; or,

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(e)	Fraud on Company or conviction of a crime or felony the nature of which, in the sole discretion of Company, is deemed by Company to place, or potentially place, Company in an unfavorable public relations or regulatory position or light.
13.	Termination by the Executive Without Cause: Executive, without cause, may terminate this Agreement upon 90 days prior written notice to Company. In such event, Executive shall be required to render services required under this Agreement during such 90-day period unless otherwise directed by the President and Chief Executive Officer. Compensation for earned vacation time not taken by Executive shall be paid to Executive at the date of such termination. Other than such earned vacation pay, Executive shall be paid for only the ninety (90) day notice period pursuant to normal pay practices and then all obligations regarding pay shall cease.
14.	Termination by the Company in absence of a Triggering Event: The Company, in absence of a triggering event (as defined in Paragraph six (6)), without cause, may terminate this Agreement. In such event, the Company shall pay a severance allowance equal to six (6) months’ salary provided that Executive is in compliance with all terms of this Agreement. No other benefits will be provided once this Agreement is terminated.
15.	Probationary Period: Notwithstanding any other termination provision of this agreement, the initial 90 days of employment will be regarded as a probationary period. During this period, either party may terminate the employment relationship on a basis of “no-fault”. Should this occur for the convenience of the Company, the Company will pay Executive 90 days of compensation. Should this occur for the convenience of Executive, no compensation or other benefits, beyond the last date of employment, will be paid.
16.	Termination upon Death of Executive: In addition to any other provision relating to termination, this Agreement shall terminate upon Executive’s death. In such event, the Company shall pay a severance allowance equal to three (3) months’ salary to Executive’s estate.
17.	Arbitration: Any controversy, dispute or claim arising out of, or relating to, this Agreement and/or its interpretation shall, unless resolved by agreement of the parties, be settled by binding arbitration in the State of North Carolina in accordance with the Rules of the American Arbitration Association then existing. This Agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law of the State of North Carolina. The award rendered by the arbitrators shall be final and judgment may be entered upon the award in any court of the State of North Carolina having jurisdiction of the matter.
18.	General Provisions:
(a)	The Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, nor shall Executive’s rights be subject to encumbrance or to the claims of Company’s creditors. Nothing in this Agreement shall prevent the consolidation of Company with, or its merger into, any other corporation, or the sale by Company of any of its property or assets.

(b)	This Agreement and the rights of Executive with respect to the benefits of employment referred to herein constitute the entire Agreement between the parties in respect of the employment of Executive by Company and supersede any and all other agreements, either oral or in writing, between the parties with respect to employment of Executive.

(c)	The provisions of this Agreement shall be regarded as divisible, and if any of its provisions, or any part thereof, are declared invalid or unenforceable by a court of competent jurisdiction, or an arbitration proceeding, the validity and enforceability of the remainder of such provisions or parts of this Agreement, and applicability, shall not be affected.

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(d)	This Agreement may not be amended or modified except by a written instrument executed by Company and Executive.

(e)	This Agreement, and rights and obligations under this Agreement, shall be governed by and construed in accordance with the laws of the State of North Carolina.
19.	Construction: Throughout this Agreement the singular shall include the plural, and the plural shall include the singular, and the masculine and neuter shall include the feminine, wherever the context so requires.
20.	Text to Control: The headings of paragraphs and sections are included solely for convenience of reference. If any conflict between any heading and the text of this Agreement exists, the text shall control.
21.	Authority: The officer executing this agreement on behalf of the Company has been empowered and directed to do so by the Board of Directors of the Company.
22.	Effective Date: This Agreement shall be effective on the date first entered below.

For the Company:	/s/ David L. Turney	Date:	June 12, 2006

David L Turney;
Chairman, CEO and President

For Executive:	/s/ Kathleen Oher	Date:	June 12, 2006

Kathleen Oher

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